Exhibit 99.1

SS&C Technologies Releases Q2 2020 Earnings, Announces Renewal and Increase of Common Stock Repurchase Program for $750 million

Q2 2020 GAAP revenue $1,138.1 million, down 0.9%, Fully Diluted GAAP Earnings Per Share $0.64, up 42.2%

Adjusted revenue $1,140.8 million, down 1.3%, Adjusted Diluted Earnings Per Share $1.04, up 14.3%

Cash flow provided by operations for the six months ended June 30, 2020 was $555.7 million, up 33.4%

WINDSOR, CT, July 28, 2020 (PR Newswire) SS&C Technologies Holdings, Inc. (NASDAQ: SSNC), a global provider of investment, financial, and healthcare software-enabled services and software, today announced its financial results for the second quarter ended June 30, 2020.

Due to the uncertainty caused by COVID-19, we have withdrawn our quarterly and 2020 guidance, instead providing 2020 scenario analysis, based on a number of assumptions, which can be found in our Q2 2020 earnings results slides at investor.ssctech.com.

GAAP Results

SS&C reported GAAP revenue of $1,138.1 million for the second quarter of 2020, down 0.9% compared to $1,148.0 million in the second quarter of 2019. GAAP operating income for the second quarter of 2020 was $241.3 million, or 21.2% of GAAP revenue, compared to GAAP operating income of $223.5 million, or 19.5% of GAAP revenue, in 2019’s second quarter, representing an 8.0% increase.

GAAP net income for the second quarter of 2020 was $169.5 million compared to GAAP net income of $121.1 million in 2019’s second quarter, up 40.0%. On a fully diluted GAAP basis, earnings per share in the second quarter of 2020 were $0.64 per share compared to earnings per share of $0.45 on a fully diluted GAAP basis in the second quarter of 2019, up 42.2%.

Adjusted Non-GAAP Results (defined in Notes 1-4 below)

Adjusted revenue was $1,140.8 million for the second quarter of 2020, down 1.3% compared to $1,155.8 million in the second quarter of 2019. Adjusted operating income for the second quarter of 2020 was $430.1 million, or 37.7% of adjusted revenue, compared to $426.2 million, or 36.9% of adjusted revenue, in 2019’s second quarter, representing a 0.9% increase and an increase of 80 basis points in adjusted operating margin.

Adjusted net income for the second quarter of 2020 was $276.1 million, up 14.3% compared to $241.6 million in 2019’s second quarter. Adjusted diluted earnings per share in the second quarter of 2020 were $1.04 per share, up 14.3% compared to $0.91 per share in the second quarter of 2019.

SS&C Renews Common Stock Repurchase Program, Increases Program to $750 Million

SS&C announced that its Board of Directors (“Board”) has authorized the renewal and increase of its stock repurchase program, which will enable the Company to repurchase up to $750 million in the aggregate of the company’s outstanding shares of common stock.  This represents a $250 million increase from the company’s previous stock repurchase program.  Under the renewed program, SS&C’s proposed repurchases may be made from time to time in one or more transactions on the open market or in privately negotiated purchase and/or through other legally permissible means, depending on market conditions and in accordance with applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended. The timing and amount of any shares repurchased will be determined by the company's management based on its evaluation of market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the company might otherwise be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with the SS&C’s stock plans and for other corporate purposes. The company’s authority to repurchase shares under the renewed program shall continue until the one year anniversary of the Board’s authorization, unless earlier terminated by the Board.

SS&C’s COVID-19 Response

SS&C is operating in a global public health crisis.  Covid-19’s impact is devastating to many and nations are being tested from human and economic perspectives.  As long as the duration and scale of the pandemic and economic slowdown remains we expect markets to be volatile. The slowdown in the global economy will take time to recover.

Due to this uncertainty, we have withdrawn our quarterly and 2020 guidance.  We are providing 2020 scenario analysis, based on a number of assumptions, which can be found in our Q2 2020 earnings results slides at investor.ssctech.com.

Second Quarter Highlights:

•	Cash flow provided by operations was $555.7 million for the six months ended June 30, 2020, a 33.4% increase from $416.6 million for the prior six months.
•

Paid down $2,302.3 million of net debt since our April 2018 acquisition of DST Systems, bringing our net leverage ratio to 3.60 times consolidated EBITDA, and our net secured leverage ratio to 2.53 times consolidated EBITDA.

•	Repurchased 0.5 million shares of common stock in Q2 2020, at an average price of $58.62 per share for $27.9 million.
•	Adjusted operating income margins were 37.7% of adjusted revenue in Q2 2020 compared to 36.9 percent in Q2 2019.
•

Adjusted consolidated EBITDA increased by $0.2 million to $448.4 million in Q2 2020.  Adjusted consolidated EBITDA margin was 39.3% of adjusted revenue, an increase from 38.8% of adjusted revenue in Q2 2019.

•	Daniel DelMastro was promoted to Senior Vice President and General Manager of SS&C Health, and will report to Rahul Kanwar, President and COO.

“The past five months has presented unique challenges, both professionally and personally, for SS&C's global workforce.  Our global team’s hard work, perseverance, talent and dedication has resonated with our 18,000 clients,” says Bill Stone, Chairman and CEO of SS&C Technologies. “The critical nature of our work has proven to be indispensable.  Client satisfaction remains high, indicated by our 96.0 percent revenue retention rate, and we continue to grow in key markets. I believe our results, including a 14.3 percent increase in adjusted earnings per share and a 33.4 percent increase in year to date operating cash flow, validate our business model. Investment in our people, ownership of our technology, and fierce protection of our intellectual property are keys to SS&C's success.”

Operating Cash Flow

SS&C generated net cash from operating activities of $555.7 million for the six months ended June 30, 2020, compared to $416.6 million for the same period in 2019, representing a 33.4 percent increase. SS&C ended the second quarter with $261.9 million in cash and cash equivalents and $6,972.6 million in gross debt, for a net debt balance of $6,710.7 million.  SS&C’s consolidated net leverage ratio as defined in our credit agreement stood at 3.60 times consolidated EBITDA as of June 30, 2020. SS&C’s net secured leverage ratio stood at 2.53 times consolidated EBITDA as of June 30, 2020.

Non-GAAP Financial Measures

Adjusted revenue, adjusted operating income, adjusted consolidated EBITDA, adjusted net income and adjusted diluted earnings per share are non-GAAP measures. See the accompanying notes for the reconciliations and definitions for each of these non-GAAP measures and the reasons our management believes these measures provide useful information to investors regarding our financial condition and results of operations.

Earnings Call and Press Release

SS&C’s Q2 2020 earnings call will take place at 5:00 p.m. eastern time today, July 28, 2020. The call will discuss Q2 2020 results and business outlook. Interested parties may dial 844-343-4183 (US and Canada) or 647-689-5128 (International), and request the “SS&C Technologies Second Quarter 2020 Conference Call”; conference ID #5097986.  In connection with the earnings call, a presentation will be available on SS&C’s website at http://investor.ssctech.com/results.cfm. A replay will be available after 10:00 p.m. eastern time on July 28, 2020, until midnight on August 4, 2020. The replay dial-in number is 800-585-8367 or 416-621-4642; access code #5097986. The call will also be available for replay on SS&C’s website after July 28, 2020; access: http://investor.ssctech.com/results.cfm.

Certain information contained in this press release relating to, among other things, the Company’s scenario analysis, constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, expectations, intentions, projections, developments, future events, performance, underlying assumptions, and other statements that are other than statements of historical facts.  Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “estimates”, “projects”, “forecasts”, “may”, “assume”, “intend”, “will”, “continue”, “opportunity”, “predict”, “potential”, “future”, “guarantee”, “likely”, “target”, “indicate”, “would”, “could” and “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements are accompanied by such words.  Such statements reflect management’s best judgment based on factors currently known but are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated.  Such risks and uncertainties include, but are not limited to, the state of the economy and the financial services industry and other industries in which the Company’s clients operate, the Company’s ability to realize anticipated benefits from its acquisitions, including DST Systems, Inc.,  the effect of customer consolidation on demand for the Company’s products and services, the increasing focus of the Company’s business on the hedge fund industry, the variability of revenue as a result of activity in the securities markets, the ability to retain and attract clients, fluctuations in customer demand for the Company’s products and services, the intensity of competition with respect to the Company’s products and services, the exposure to litigation and other claims, terrorist activities and other catastrophic events, disruptions, attacks or failures affecting the Company’s software-enabled services, risks associated with the Company’s foreign operations, privacy concerns relating to the collection and storage of personal information, evolving regulations and increased scrutiny from regulators,  the Company’s ability to protect intellectual property assets and litigation regarding intellectual property rights, delays in product development, investment decisions concerning cash balances, regulatory and tax risks, risks associated with the Company’s joint ventures, changes in accounting standards, risks related to the Company’s substantial indebtedness, the market price of the Company’s stock prevailing from time to time, and the risks discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission and can also be accessed on our website.  Forward-looking statements speak only as of the date on which they are made and, except to the extent required by applicable securities laws, we undertake no obligation to update or revise any forward-looking statements.

About SS&C Technologies

SS&C is a global provider of services and software for the financial services and healthcare industries. Founded in 1986, SS&C is headquartered in Windsor, Connecticut, and has offices around the world. Some 18,000 financial services and healthcare organizations, from the world's largest companies to small and mid-market firms, rely on SS&C for expertise, scale, and technology.

Follow SS&C on Twitter, Linkedin and Facebook.

For more information

Patrick Pedonti

Chief Financial Officer

Tel: +1-860-298-4738

E-mail: InvestorRelations@sscinc.com

Justine Stone

Investor Relations

Tel: +1-212-367-4705

E-mail: InvestorRelations@sscinc.com

SS&C Technologies Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income

(in millions, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Software-enabled services	$945.0	$962.7	$1,934.5	$1,934.7
License, maintenance and related	193.1	185.3	377.2	350.5
Total revenues	1,138.1	1,148.0	2,311.7	2,285.2
Cost of revenues:
Software-enabled services	549.9	573.1	1,133.4	1,160.0
License, maintenance and related	76.9	76.0	159.0	151.0
Total cost of revenues	626.8	649.1	1,292.4	1,311.0
Gross profit	511.3	498.9	1,019.3	974.2
Operating expenses:
Selling and marketing	84.3	86.3	175.7	173.3
Research and development	96.8	93.6	201.7	188.4
General and administrative	88.9	95.5	181.8	187.0
Total operating expenses	270.0	275.4	559.2	548.7
Operating income	241.3	223.5	460.1	425.5
Interest expense, net	(60.5)	(104.3)	(137.9)	(205.9)
Other income, net	19.0	33.9	3.7	37.4
Equity in earnings of unconsolidated affiliates, net	(1.0)	2.2	(0.3)	2.2
Gain (loss) on extinguishment of debt	0.2	—	(2.6)	(7.1)
Income before income taxes	199.0	155.3	323.0	252.1
Provision for income taxes	29.5	34.2	54.3	50.2
Net income	$169.5	$121.1	$268.7	$201.9

Basic earnings per share	$0.66	$0.48	$1.05	$0.80
Diluted earnings per share	$0.64	$0.45	$1.01	$0.76

Basic weighted average number of common shares outstanding	257.0	253.3	256.1	252.4
Diluted weighted average number of common and common equivalent shares outstanding	265.8	266.2	265.7	265.0

Net income	$169.5	$121.1	$268.7	$201.9
Other comprehensive income (loss), net of tax:
Change in unrealized loss on interest rate swaps	(0.3)	(2.8)	(2.7)	(2.8)
Foreign currency exchange translation adjustment	34.1	(11.0)	(116.6)	30.8
Total other comprehensive income (loss), net of tax	33.8	(13.8)	(119.3)	28.0
Comprehensive income	$203.3	$107.3	$149.4	$229.9

SS&C Technologies Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)

(unaudited)

	June 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$261.9	$152.8
Funds receivable and funds held on behalf of clients	786.5	1,729.9
Accounts receivable, net	676.1	669.7
Contract asset	24.3	20.0
Prepaid expenses and other current assets	186.6	204.5
Restricted cash	8.4	9.0
Total current assets	1,943.8	2,785.9
Property, plant and equipment, net	423.8	466.4
Operating lease right-of-use assets	357.3	375.3
Investments	166.3	160.1
Unconsolidated affiliates	222.7	234.8
Contract asset	78.9	78.6
Goodwill	7,939.7	7,959.9
Intangible and other assets, net	4,440.4	4,680.1
Total assets	$15,572.9	$16,741.1
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$71.8	$76.3
Client funds obligations	786.5	1,729.9
Accounts payable	42.0	36.9
Income taxes payable	70.5	13.3
Accrued employee compensation and benefits	189.9	290.6
Interest payable	27.6	27.6
Other accrued expenses	285.8	268.4
Deferred revenue	325.9	333.2
Total current liabilities	1,800.0	2,776.2
Long-term debt, net of current portion	6,830.7	7,077.8
Operating lease liabilities	332.6	348.6
Other long-term liabilities	307.0	333.7
Deferred income taxes	988.8	1,088.7
Total liabilities	10,259.1	11,625.0
Total stockholders’ equity	5,313.8	5,116.1
Total liabilities and stockholders’ equity	$15,572.9	$16,741.1

SS&C Technologies Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flow from operating activities:
Net income	$268.7	$201.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	364.1	392.7
Equity in earnings of unconsolidated affiliates, net	0.3	(2.2)
Cash distributions received from unconsolidated affiliates	8.0	—
Stock-based compensation expense	44.6	38.6
Net gains on investments	(5.5)	(37.0)
Amortization and write-offs of loan origination costs and original issue discounts	6.9	8.8
Loss on extinguishment of debt	0.9	—
Loss on sale or disposition of property and equipment	4.0	2.8
Deferred income taxes	(84.1)	(64.7)
Provision for doubtful accounts	4.8	2.2
Changes in operating assets and liabilities, excluding effects from acquisitions:
Accounts receivable	(11.9)	14.5
Prepaid expenses and other assets	(16.5)	27.5
Contract assets	(3.7)	(19.1)
Accounts payable	4.0	7.0
Accrued expenses and other liabilities	(91.8)	(140.3)
Income taxes prepaid and payable	101.6	(13.7)
Deferred revenue	(38.7)	(2.4)
Net cash provided by operating activities	555.7	416.6
Cash flow from investing activities:
Cash paid for business acquisitions, net of cash acquired	(114.1)	3.2
Additions to property and equipment	(16.0)	(27.0)
Additions to capitalized software	(35.9)	(32.5)
Investments in securities	(40.8)	(0.2)
Proceeds from sales / maturities of investments	33.7	22.5
Distributions received from unconsolidated affiliates	—	2.1
Collection of other non-current receivables	5.0	5.2
Net cash used in investing activities	(168.1)	(26.7)
Cash flow from financing activities:
Cash received from debt borrowings	246.0	2,140.0
Repayments of debt	(503.3)	(2,554.9)
Fees paid for debt extinguishment and refinancing activities	—	(5.8)
Net decrease in client funds obligations	(947.4)	(6.1)
Proceeds from exercise of stock options	82.8	66.4
Withholding taxes paid related to equity award net share settlement	(7.3)	(18.8)
Purchases of common stock for treasury	(27.9)	—
Dividends paid on common stock	(64.0)	(50.6)
Net cash used in financing activities	(1,221.1)	(429.8)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5.4)	0.4
Net decrease in cash, cash equivalents and restricted cash	(838.9)	(39.5)
Cash, cash equivalents and restricted cash, beginning of period	1,789.4	1,113.3
Cash, cash equivalents and restricted cash and cash equivalents, end of period	$950.5	$1,073.8

Reconciliation of cash, cash equivalents and restricted cash and cash equivalents:
Cash and cash equivalents	$261.9	$131.3
Restricted cash and cash equivalents	8.4	6.1
Restricted cash and cash equivalents included in funds receivable and funds held on behalf of clients	680.2	936.4
	$950.5	$1,073.8

SS&C Technologies Holdings, Inc. and Subsidiaries

Disclosures Relating to Non-GAAP Financial Measures

Note 1. Reconciliation of Revenues to Adjusted Revenues

Adjusted revenues represents revenues adjusted to include a) amounts that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition and b) amounts that would have been recognized if not for adjustments to deferred revenue and retained earnings related to the adoption of ASC 606.  Adjusted revenues is presented because we use this measure to evaluate performance of our business against prior periods and believe it is a useful indicator of the underlying performance of our business.  Adjusted revenues is not a recognized term under generally accepted accounting principles (“GAAP”).  Adjusted revenues does not represent revenues, as that term is defined under GAAP, and should not be considered as an alternative to revenues as an indicator of our operating performance.  Adjusted revenues as presented herein is not necessarily comparable to similarly titled measures presented by other companies.  Below is a reconciliation of adjusted revenues to revenues, the GAAP measure we believe to be most directly comparable to adjusted revenues.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2020	2019	2020	2019
Revenues	$1,138.1	$1,148.0	$2,311.7	$2,285.2
ASC 606 adoption impact	0.6	3.8	2.8	8.0
Purchase accounting adjustments impact on revenue	2.1	4.0	4.3	12.6
Adjusted revenues	$1,140.8	$1,155.8	$2,318.8	$2,305.8

The following is a breakdown of software-enabled services and license, maintenance and related revenues and adjusted software-enabled services and license, maintenance and related revenues.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2020	2019	2020	2019
Software-enabled services	$945.0	$962.7	$1,934.5	$1,934.7
License, maintenance and related	193.1	185.3	377.2	350.5
Total revenues	$1,138.1	$1,148.0	$2,311.7	$2,285.2

Software-enabled services	$946.7	$966.8	$1,938.0	$1,947.6
License, maintenance and related	194.1	189.0	380.8	358.2
Total adjusted revenues	$1,140.8	$1,155.8	$2,318.8	$2,305.8

Note 2. Reconciliation of Operating Income to Adjusted Operating Income

Adjusted operating income represents operating income adjusted for amortization of intangible assets, stock-based compensation, purchase accounting adjustments for deferred revenue and related costs, ASC 606 adoption impact and other expenses. Adjusted operating income is presented because we use this measure to evaluate performance of our business and believe it is a useful indicator of our underlying performance.  Adjusted operating income is not a recognized term under GAAP.  Adjusted operating income does not represent operating income, as that term is defined under GAAP, and should not be considered as an alternative to operating income as an indicator of our operating performance. Adjusted operating income as presented herein is not necessarily comparable to similarly titled measures by other companies.  The following is a reconciliation between adjusted operating income and operating income, the GAAP measure we believe to be most directly comparable to adjusted operating income.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2020	2019	2020	2019
Operating income	$241.3	$223.5	$460.1	$425.5
Amortization of intangible assets	152.4	158.8	310.0	329.6
Stock-based compensation	22.1	18.2	44.6	38.6
Purchase accounting adjustments (1)	10.3	12.1	19.9	29.6
ASC 606 adoption impact	0.7	3.9	2.9	8.2
Other (2)	3.3	9.7	36.8	15.6
Adjusted operating income	$430.1	$426.2	$874.3	$847.1

(1)

Purchase accounting adjustments include (a) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition, (b) an adjustment to increase personnel and commissions expense by the amount that would have been recognized if prepaid commissions and deferred personnel costs were not adjusted to fair value at the date of the acquisitions and (c) an adjustment to decrease depreciation expense by the amount that would not have been recognized if property, plant and equipment were not adjusted to fair value at the date of acquisition.

(2)

Other includes expenses and income that are permitted to be excluded per the terms of our Credit Agreement from Consolidated EBITDA, a financial measure used in calculating our covenant compliance. These include expenses and income related to foreign currency transactions, facilities and workforce restructuring, legal settlements and business acquisitions.

Note 3. Reconciliation of Net Income to EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA

EBITDA represents net income before interest expense, income taxes, depreciation and amortization. Consolidated EBITDA, defined under our Credit Agreement entered into in April 2018, as amended, is used in calculating covenant compliance, and is EBITDA adjusted for certain items. Consolidated EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. Adjusted Consolidated EBITDA is calculated by subtracting acquired EBITDA (as defined below) from Consolidated EBITDA. EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are presented because we use these measures to evaluate performance of our business and believe them to be useful indicators of an entity’s debt capacity and its ability to service debt. EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are not recognized terms under GAAP and should not be considered in isolation or as alternatives to operating income, net income or cash flows from operating activities as indicators of our operating performance. These measures are not necessarily comparable to similarly titled measures by other companies.  The following is a reconciliation of EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA to net income.

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
(in millions)	2020	2019	2020	2019	2020
Net income	$169.5	$121.1	$268.7	$201.9	$505.3
Interest expense, net	60.5	104.3	137.9	205.9	337.0
Provision for income taxes	29.5	34.2	54.3	50.2	97.2
Depreciation and amortization	179.4	189.9	364.1	392.7	746.6
EBITDA	438.9	449.5	825.0	850.7	1,686.1
Stock-based compensation	22.1	18.2	44.6	38.6	78.5
Acquired EBITDA and cost savings (1)	0.5	4.5	2.3	10.3	16.1
Non-cash portion of straight-line rent expense	(0.2)	0.4	(0.3)	0.4	(0.5)
(Gain) loss on extinguishment of debt	(0.2)	—	2.6	7.1	2.6
Equity in earnings of unconsolidated affiliates, net	1.0	(2.2)	0.3	(2.2)	(1.1)
Purchase accounting adjustments (2)	1.8	2.5	3.6	10.5	7.1
ASC 606 adoption impact	0.7	3.9	2.9	8.2	13.7
Other (3)	(15.7)	(24.1)	33.2	(21.7)	61.8
Consolidated EBITDA	$448.9	$452.7	$914.2	$901.9	$1,864.3
Less: acquired EBITDA and cost savings (1)	(0.5)	(4.5)	(2.3)	(10.3)	(16.1)
Adjusted Consolidated EBITDA	$448.4	$448.2	$911.9	$891.6	$1,848.2

(1)

Acquired EBITDA reflects the EBITDA impact of significant businesses that were acquired during the period as if the acquisition occurred at the beginning of the period, as well as cost savings enacted in connection with acquisitions.

(2)

Purchase accounting adjustments include (a) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition and (b) an adjustment to increase personnel and commissions expense by the amount that would have been recognized if prepaid commissions and deferred personnel costs were not adjusted to fair value at the date of the acquisitions.

(3)

Other includes expenses and income that are permitted to be excluded per the terms of our Credit Agreement from Consolidated EBITDA, a financial measure used in calculating our covenant compliance. These include expenses and income related to foreign currency transactions, investment gains and losses, facilities and workforce restructuring, legal settlements, business acquisitions and other items.

Note 4. Reconciliation of Net Income to Adjusted Net Income and Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share

Adjusted net income and adjusted diluted earnings per share represent net income and earnings per share before amortization of intangible assets and deferred financing costs, stock-based compensation, purchase accounting adjustments and other items. We consider adjusted net income and adjusted diluted earnings per share to be important to management and investors because they represent our operational performance exclusive of the effects of amortization of intangible assets and deferred financing costs, stock-based compensation, purchase accounting adjustments, loss on extinguishment of debt and other items, that are not operational in nature or comparable to those of our competitors. Adjusted net income and adjusted diluted earnings per share are not recognized terms under GAAP.  Adjusted net income and adjusted diluted earnings per share do not represent net income or diluted earnings per share, as those terms are defined under GAAP, and should not be considered as alternatives to net income or diluted earnings per share as indicators of our operating performance.  Adjusted net income and adjusted diluted earnings per share as presented herein are not necessarily comparable to similarly titled measures presented by other companies.  Below is a reconciliation of adjusted net income and adjusted diluted earnings per share to net income and diluted earnings per share, the GAAP measures we believe to be most directly comparable to adjusted net income and adjusted diluted earnings per share.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2020	2019	2020	2019
GAAP – Net income	$169.5	$121.1	$268.7	$201.9
Plus: Amortization of intangible assets	152.4	158.8	310.0	329.6
Plus: Amortization of deferred financing costs and original issue discount	3.5	4.4	6.9	8.7
Plus: Stock-based compensation	22.1	18.2	44.6	38.6
(Less) Plus: (Gain) loss on extinguishment of debt	(0.2)	—	2.6	7.1
Plus: Purchase accounting adjustments (1)	10.3	12.1	19.9	29.6
Plus: ASC 606 adoption impact	0.7	3.9	2.9	8.2
Plus (Less): Equity in earnings of unconsolidated affiliates, net	1.0	(2.2)	0.3	(2.2)
(Less) Plus: Other (2)	(15.7)	(24.1)	33.2	(21.7)
Income tax effect (3)	(67.5)	(50.6)	(139.1)	(118.8)
Adjusted net income	$276.1	$241.6	$550.0	$481.0
Adjusted diluted earnings per share	$1.04	$0.91	$2.07	$1.82
GAAP diluted earnings per share	$0.64	$0.45	$1.01	$0.76
Diluted weighted-average shares outstanding	265.8	266.2	265.7	265.0

(1)

Purchase accounting adjustments include (a) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition, (b) an adjustment to increase personnel and commissions expense by the amount that would have been recognized if prepaid commissions and deferred personnel costs were not adjusted to fair value at the date of the acquisitions and (c) an adjustment to decrease depreciation expense by the amount that would not have been recognized if property, plant and equipment were not adjusted to fair value at the date of acquisition.

(2)

Other includes expenses and income that are permitted to be excluded per the terms of our Credit Agreement from Consolidated EBITDA, a financial measure used in calculating our covenant compliance. These include expenses and income related to foreign currency transactions, investment gains and losses, facilities and workforce restructuring, legal settlements, business acquisitions and other items.

(3)

An estimated normalized effective tax rate of approximately 26% for the three and six months ended June 30, 2020 and 2019, respectively, has been used to adjust the provision for income taxes for the purpose of computing adjusted net income.